                                                                   EXHIBIT 10.50


December 6, 2000


Mr. Christopher C. Zorn
32 Planting Field Road
Medfield, MA  02052

Dear Chris:

I am pleased to offer you the position of executive vice president of sales for Bio-Plexus, Inc. Your employment will begin on a mutually agreed upon date. In this role, you will report directly to me and will be based at our corporate office in Vernon, Connecticut. The basic terms and conditions of your employment are summarized below:

Position              Executive Vice President of Sales for Bio-Plexus, Inc

Base Salary           $135,000 annually, payable in accordance with the
                      company's standard payroll practices. You will be eligible for an annual performance review and a standard merit increase if recommended and approved by the Compensation
                      Committee.


Retention Bonuses     Retention and stay bonuses will be paid as follows:

                           - A retention bonus of $16,000 for year 2001 paid on a monthly basis. This $16,000 bonus will continue through December 31, 2002, assuming your performance is at expected levels.

                           -    A $10,000 stay bonus to be paid on July 1, 2001.

                      Retention and stay bonuses pay will be deducted from any performance bonus payout below.

Performance Bonus     Up to 100% of base salary for achievement of individual
                      and corporate goals. Your individual performance goals and objectives will be in place no later than January 15, 2001. A bonus schedule as follows and based on net product sales to budget as established by the Board for Directors:

                            88-90%      $20,000
                            91-93%      $25,000
                            94-96%      $30,000

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Mr. Christopher C. Zorn
December 6, 2000
Page 2

                            97-99%      $40,000
                            100%        $67,500
                            101-103%    $72,500
                            104-107%    $80,000
                            108-110%    $90,000
                            111-115%    $105,000
                            116-119%    $120,000
                            120+%       $135,000


                      - If budgeted profit goals are achieved, you are eligible for full payment for performance to sales objectives up to 110% of budgeted net product sales. Under a circumstance whereby revenue of net product sales goals are achieved but corporate profitability to budget is not, you will be guaranteed a bonus payout of 80% for achievement of sales targets. For example if sales budget is achieved you would be eligible for a bonus of $67,500; however, if budget profitability goals are not achieved, you will receive 80% or $54,000.

                      - Payments for net sales above 110% of budget will be paid according to the following:

                           - Achievement of budgeted profit goals but less than targeted profit goals above budget.

                                    o    Full payment or 100% of the increment
                                         up to 110% and 80% payment of the
                                         increment above 110%. Example: if sales
                                         are 116% of budget, payment would be
                                         $114,000 (i.e. $90,000 plus $24,000
                                         which is 80% of the increment above
                                         $90,000 payment level).

                           - Achievement of targeted profit goals above budget: full payout or 100% at all levels of performance to budgeted net sales goals.

                      The performance bonus payment will be made - in a gross amount less any applicable taxes and will become payable following the close of the fiscal year on December 31 and within a reasonable time period after determination by the Company's Board of Directors as to relevant performance attainment based on established goals.
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Mr. Christopher C. Zorn
December 6, 2000
Page 3

Stock Options         An option package of 150,000 shares with an exercise price at the grant date will be made within 10 business days from date of hire.. Of these 150,000 share, 100,000 shares will be retention options which will vest over three years. The remaining 50,000 shares will be performance options which will vest under one of two occurrences:

                      1.   The end of seven years.

                      2. When net product sales revenue for a cumulative, sequential 12-month period totals $15 million.

                      In the event of a Change of Control, as defined in the Bio-Plexus, Inc. Non-Statutory Stock Option Agreement to be signed between you and the Company, and pursuant to
                      Section 9 of that Agreement, you will become fully vested in all retention options.. Performance options will become fully vested and exercisable at the discretion of the Board of Directors. For clarity, "Change of Control" is defined below.

Vacation              Three weeks annually

Employee Health       You will be able to participate in the company's medical
and Other Benefits    and dental programs and all  other benefit programs that
                      will be developed over time.

Severance             You will be entitled to receive six months of salary,
                      medical benefits continuation and bonus compensation that was earned but not paid upon your termination by the company for any reason other than for cause. If your employment is terminated by the company for reasons other than cause or performance your bonus for the current year will vest on a pro rata basis and will be paid at the end of the fiscal year as though you were currently employed.<
                      In addition, any retention stock options not completely vested will immediately vest on a pro rata basis
                      (reference Attachment 1). Only the following shall constitute "cause" for such termination: (i) material failure to perform a substantial portion of your duties and responsibilities hereunder, which failure continues after written notice given to you by the President of the Company; (ii) conduct by you that is dishonest, fraudulent or unlawful relative to your employment by the Company;
                      (iii) conduct that constitutes gross negligence or willful misconduct by you with respect to the Company; or (iv) your conviction or admission of guilt of a felony and/or crime
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Mr. Christopher C. Zorn
December 6, 2000
Page 4

                      involving moral turpitude, deceit, dishonesty or fraud.

Contingencies         This offer is contingent upon approval by the board
                      compensation committee for Bio-Plexus, your passing of a drug test providing documentation that you have the right to live and work in the United States, execution of other standard employee documents and agreements, and after successful completion of references to the satisfaction of Bio-Plexus.

Indemnity             The Company agrees to indemnify you as provided under
                      Connecticut law and consistent with the terms of the Certificate of Incorporation.


You should understand that all employees are employed at the will of the Company for an indefinite period. Employees may resign from the Company at any time, for any reason and may be terminated by the Company at any time, for any reason, with or without notice.

Definition:

         "Change in Control" means any (i) consolidation or merger involving the Company, if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of Common Stock immediately before such merger or consolidation; (ii) sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or any (iii) person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Appaloosa Management, L.P. and its affiliates and/or related funds, who is not, as of September 28, 2000, a controlling person (as defined in Rule 405 under the Securities Act of 1933, as amended) (a "Controlling Person") of the Company becomes (x) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of over 50% of the Company's outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company.


Upon acceptance of this offer, please immediately return this signed letter in the enclosed pre-addressed envelope. A copy will be provided to you upon request. This offer of employment will be valid for one week from the date of this letter.
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Mr. Christopher C. Zorn
December 6, 2000
Page 5

We look forward to you joining us at Bio-Plexus. We believe you will bring significant contributions to the firm and also be a valuable member of the executive management team.

Sincerely,



John Metz
Chief Executive Officer


I have read and accepted the above offer:

-----------------------------               ------------------------
Christopher C. Zorn                                  Date
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Mr. Christopher C. Zorn
December 6, 2000
Page 6


                                  ATTACHMENT 1



Pro rata Share Example:

Options:          100m

Vesting           Year 1             33,333
                  Year 2             66,667
                  Year 3            100,000

Termination without cause or for performance reasons after 17 months of complete employment: pro rata shares that vest will be 17/36 = 47.2% of total, approximately 47,200 shares, 33,333 of which have already vested. The additional shares that vest and become exercisable are 13,867.